Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN COMBUSTION CORPORATION

ANNOUNCES 2013 RESULTS

SEATTLE, WA – MARCH 11, 2014 - ClearSign Combustion Corporation (Nasdaq: CLIR), an emerging leader in combustion and emissions control technology for industrial, commercial and utility markets, today announced its results for the year ended December 31, 2013. The Company incurred losses of $5,285,000 for 2013 as compared to losses of $4,189,000 in 2012. Research and development costs totaled $1,851,000 in 2013 as compared to $1,184,000 for the same period in 2012 reflecting increased personnel levels and research activities in 2013. General and administrative costs increased to $3,450,000 in 2013 as compared to $3,026,000 in 2012. This resulted primarily from $247,000 of increased business development & marketing costs and $247,000 of increased costs to operate as a public company for the entire year of 2013. ClearSign recorded $93,000 of co-development revenue, which resulted in a nominal gross profit. ClearSign remains a development stage company.

Working capital at December 31, 2013 totaled $1,923,000, including cash and cash equivalents of $2,688,000. On March 5, 2014, the Company completed a registered direct offering of 812,500 shares of common stock, increasing total shares outstanding to 9,648,134 and resulting in net proceeds of approximately $5.7 million. Management expects these funds to be sufficient to fund activities at least through early 2015.

"2013 has been a year of exceptional progress and meaningful achievements for ClearSign," said CEO, Rick Rutkowski. "In our second year as a public company, we accelerated our already rapid progress toward commercialization in both research and development and in validating ClearSign's technology with our partners and prospective customers. This past year marked a number of important milestones for the Company as we have continued to meet and exceed our operating goals:

•	Under a contract with Covanta, one of the world’s leading providers of energy from waste, we successfully demonstrated the unique flame shaping ability of our ECC™ technology at a scale of over 1mmbtu/hr in a solid fuel furnace. This work is ongoing and we have garnered broad interest in our effort from several additional companies who own significant production assets dedicated to the industrial and utility-scale combustion of solid fuels. We expect to report additional support for this development effort relating to industrial scale combustion of solid fuels in the first half of 2014.

•	We demonstrated a novel power amplifier specifically designed for installation of our proprietary Electrodynamic Combustion Control™ (ECC™) technology. Unlike standard power amplifiers, which can be as large as a refrigerator, the new ECC™ Amplifier™ weighs only ounces and can be held comfortably in the palm of one's hand.

ClearSign Combustion Corporation – 2013 Results March 11, 2014 Page 2

•	In addition to our scale up efforts with ECC™, our work in the laboratory has continued to yield significant discoveries relating to improvements in not only flame shape, but flame stability. We have developed novel and highly innovative technologies for charge shaping and charge transfer that allow for increased charge density and we have observed effects that we believe may have fundamental implications for the design of next generation combustion systems.

•	Early in the year, we developed and demonstrated for the first time, a technology that we believe may be highly disruptive in the NOx control market. ClearSign’s Duplex™ burner technology promises to increase emissions control performance to previously unattainable levels while simultaneously improving flame shape and thermal efficiency, and significantly reducing the costs of operating and owning industrial combustion systems.

•	We believe that the Duplex™ technology not only offers significant advantages over competing Low NOx burner and NOx emissions control technologies, but that it can also be commercialized both rapidly and cost-effectively. During 2013 we were able to demonstrate progressively lower levels of NOx – from 8PPM in April, down to an unprecedented 2PPM in September - well below traditional technologies, and exceeding even the most stringent environmental standards in the world.

•	To our knowledge, the Duplex technology is the only combustion technology capable of achieving such low levels of NOx emissions without incurring the substantial costs associated with high levels of excess air, external flue gas recirculation or the use of supplemental after treatment systems such as Selective Catalytic Reduction (SCR).

•	We demonstrated the Duplex burner's commercialization potential in both a natural draft configuration typical of refinery process heaters and in a forced draft configuration in a firetube boiler simulator. In both cases, producing dramatic reductions in NOx and equally dramatic improvements in flame shape while producing near zero levels of CO (Carbon Monoxide).

•	As a result of these achievements, ClearSign has established itself as a thought leader in advanced combustion technologies; CTO Joe Colannino spoke to enthusiastic audiences at American Flame Research Committee's (AFRC) Industrial Combustion Symposium, the American Boiler Manufacturers' (ABMA) 2013 Summer Meeting, the Air Quality IX conference and in 2014, the Energy Solution Center's Technology and Market Assessment Forum

•	Media interest in ClearSign resulted in several articles including MIT Technology Review, Popular Science, Discovery News and EE Times. This exposure resulted in a dramatic increase in traffic to ClearSign's website, with views of our "Future of Fire" video spiking dramatically with over 1,000 views daily. This has resulted in increased media attention and further enquiries from major media.

ClearSign Combustion Corporation – 2013 Results March 11, 2014 Page 3

"Earlier today, we announced that we successfully demonstrated our Duplex burner architecture can not only be scaled up to very large commercial applications such as gas-fired boilers and refinery heaters, but could also be scaled down for use in small systems such as residential hot water heaters. With tens of millions of residential gas-fired hot water heaters and furnaces in service in the US alone, the simplicity and low-cost of the Duplex architecture may make it an ideal candidate for lowering NOx emissions while maintaining energy efficiency for manufacturers in this very large market.

"In the early part of 2014, we are well positioned to build on this record of progress. We remain intently focused on commercialization of the Duplex technology and the formation of key partnering relationships as we prepare to enter high value market segments for large systems such as refinery heaters and package boilers. We have strong pull and are actively engaged with both end-users and commercial partners with regard to both commercial pilot demonstrations and co-development and marketing plans. We are also responding to strong and active interest from large markets outside of the US where we believe there is significant unmet demand for our highly innovative combustion and emissions control solutions. Based on the current level of activity, we expect to report progress in this regard as early as the current quarter and through the first half of 2014, including new opportunities to further accelerate market entry by testing and demonstrating our technology on site with prominent prospective launch customers for very high value applications.

"We have accomplished all of this with a small, but highly capable team and an operating budget that is, we believe, very modest when compared against the far-reaching market potential of our technology."

The Company announced that its annual shareholder meeting will be held at 3 p.m. Pacific Time on May 6, 2014 at its headquarters. The date of record was previously established by the Board of Directors as February 28, 2014.

A conference call discussing the release of the Company’s results for the year ended December 31, 2013 is scheduled for today, Tuesday, March 11, 2014 at 4:30 PM Eastern Time. To listen to the conference call, you should dial 1-800-860-2442 (international: +1-412-858-4600) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. Click here or visit ClearSign's Investor Relations page to listen to the call online. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10042345. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, fuel flexibility and overall cost effectiveness. Our Duplex™ Burner Architecture and Electrodynamic Combustion Control™ (ECC™) platform technologies improve control of flame shape and heat transfer and optimize the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit www.clearsign.com

ClearSign Combustion Corporation – 2013 Results March 11, 2014 Page 4

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Quarterly Report on Form 10-Q and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:

Media Contact:

Bronwyn Wallace,

Hill+Knowlton Strategies

(713) 752-1929

bronwyn.wallace@hkstrategies.com

Investor Relations:

(206) 673-4848

investors@clearsign.com

ClearSign Combustion Corporation – 2013 Results March 11, 2014 Page 5

ClearSign Combustion Corporation

(a Development Stage Company)

Statements of Operations

	For the Year Ended December 31,		For the Period from Inception (January 23, 2008) to
	2013	2012	December 31, 2013

Co-development revenue	$93,000	$-	$93,000
Cost of co-development revenue	88,000	-	88,000

Gross profit	5,000	-	5,000
Operating expenses:
Research and development	$1,851,000	$1,184,000	$3,559,000
General and administrative	3,450,000	3,026,000	10,446,000

Total operating expenses	5,301,000	4,210,000	14,005,000

Loss from operations	(5,296,000)	(4,210,000)	(14,000,000)
Other income (expense)	11,000	21,000	36,000

Net Loss	$(5,285,000)	$(4,189,000)	$(13,964,000)

Net Loss per share	$(0.60)	$(0.55)	$(3.02)

Weighted average number of shares outstanding	8,795,810	7,596,962	4,618,583

ClearSign Combustion Corporation

(a Development Stage Company)

Balance Sheets

	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$2,688,000	$8,027,000
Prepaid expenses	118,000	60,000
Total current assets	2,806,000	8,087,000

Fixed assets, net	427,000	400,000
Patents and other intangible assets	1,459,000	618,000
Other assets	10,000	10,000

Total Assets	$4,702,000	$9,115,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$297,000	$276,000
Accrued compensation	586,000	168,000
Total current liabilities	883,000	444,000
Deferred rent	31,000	35,000
Total liabilities	914,000	479,000

Stockholders' Equity:
Common stock, 8,810,674 and 8,752,015 shares
issued and outstanding at December 31, 2013
and 2012, respectively	1,000	1,000
Additional paid-in capital	17,751,000	17,314,000
Deficit accumulated in the development stage	(13,964,000)	(8,679,000)
Total stockholders' equity	3,788,000	8,636,000

Total Liabilities and Stockholders' Equity	$4,702,000	$9,115,000